                                                                 EXHIBIT 5
UST

March 25, 1994

UST Corp.
40 Court Street
Boston, Massachusetts 02108

Re: UST Corp. - Registration Statement on Form S-3
    ----------------------------------------------

Gentlemen:

As Executive Vice President, General Counsel and Clerk to UST Corp., a Massachusetts corporation (the "Company"), I have acted as counsel to the Company in connection with the registration of an aggregate of 500,000 shares of the Company's common stock, par value $0.625 per share (the "Common Stock"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement"). All of the shares of Common Stock to be registered under the Registration Statement are currently outstanding unregistered shares of the Company's Common Stock. The shares of Common Stock are expected to be sold by Kidder, Peabody Group, Inc. and the Company will receive no part of the proceeds of such sale.

In rendering the opinion set forth below, I have examined certain corporate records of the Company, including its Restated Articles of Organization, as amended, its By-laws, minutes of meetings of its Board of Directors and stockholders and such other documents, instruments and certificates of government officials and officers of the Company as I have deemed necessary.

I have made such examination of Massachusetts law as I have deemed relevant for purposes of this opinion, but have not made any review of the laws of any other state or jurisdiction. Accordingly, this opinion is limited to Massachusetts law.

Based upon and subject to the foregoing, I am of the opinion that the Common Stock being registered pursuant to the Registration Statement is duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and I further consent to the reference to me under the caption "Legal Opinion", in the Registration Statement.

                                        Very truly yours,

                                        /s/ Eric R. Fischer
                                        Eric R. Fischer
                                        General Counsel and Clerk